Exhibit 4.a

STATE OF DELAWARE
OFFICE OF THE SECRETARY OF STATE

____________

          I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF BUSINESS TRUST REGISTRATION OF "KCPL FINANCING II", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF DECEMBER, A.D. 1996, AT 12:20 O'CLOCK P.M.
SEAL]	/S/EDWARD J. FREEL EDWARD J. FREEL, SECRETARY OF STATE

2693205 8100	AUTHENTICATION:	8233456
960362863	DATE:	12-11-96

CERTIFICATE OF TRUST
OF
KCPL FINANCING II

            THIS CERTIFICATE OF TRUST of KCPL Financing II (the "Trust"), dated as of December 10, 1996, is being duly executed and filed by the undersigned, as trustees, to create a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801, et seq.).

            1.       Name. The name of the business trust being created hereby is KCPL Financing II.

            2.       Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are First Chicago Delaware Inc., 300 King Street, Wilmington, Delaware 19801.

            3.       Effective Date. This Certificate of Trust shall be effective as of its filing.

            IN WITNESS WHEREOF, the undersigned, being the only trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

FIRST CHICAGO DELAWARE INC. not in its individual capacity but solely as Trustee By: /s/Steven M. Wagner Steven M. Wagner Vice President	ANDREA F. BIELSKER not in her individual capacity but solely as Trustee By: /s/Andrea F. Bielsker

THE FIRST NATIONAL BANK OF CHICAGO, not in its individual capacity but solely as Trustee By: /s/ John R. Prendiville John R. Prendiville Vice President